Exhibit 5.4

Erwin Thompson Faillers

ONE EAST LIBERTY, SUITE 424	TELEPHONE: (775) 786-9494
POST OFFICE BOX 40817	FACSIMILE: (775) 786-1180
RENO, NEVADA 89504	erwin@renolaw.com
www.renolaw.com
THOMAS P. ERWIN
FRANK W. THOMPSON
JEFF N. FAILLERS

February 19, 2020

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, ID 83815-9408

Re:	Hecla Mining Company – 7.250% Senior Notes due 2028

Ladies and Gentlemen:

We have acted as Nevada counsel to Hecla Mining Company, a Delaware corporation (“Hecla”), and its subsidiaries Klondex Gold & Silver Mining Company, a Nevada corporation, Klondex Midas Holdings Limited, a Nevada corporation, Klondex Holdings (USA) Inc., a Nevada corporation, Klondex Aurora Mine Inc., a Nevada corporation, Klondex Hollister Mine Inc., a Nevada corporation, and Klondex Midas Operations Inc., a Nevada corporation, each a “Guarantor” and, collectively, the “Guarantors,” in connection with the underwriting agreement, dated February 13, 2020, among Hecla, the Guarantors, and J.P. Morgan Securities LLC, as representative of the underwriters identified in Schedule 1 therein (collectively, the “Underwriters”), among others (the “Underwriting Agreement”), pursuant to which Hecla agreed to sell, and the Underwriters agreed to purchase, 7.250% Senior Notes due 2028 in the aggregate principal amount of US$475,000,000 (collectively, the “Notes”).

The Notes have been issued pursuant to (a) an indenture dated February 19, 2020 (the “Base Indenture”), among Hecla, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), among others, as supplemented by the First Supplemental Indenture, dated February 19, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among Hecla, the Guarantors, and the Trustee, among others; (b) a registration statement on Form S-3 under the United States Securities Act of 1933, as amended (the “Securities Act”) filed with the United States Securities and Exchange Commission (the “Commission”) on February 22, 2019 (File No. 333-229803) (the “Registration Statement”), as amended by the post-effective date amendment dated February 10, 2020 (the “Post-Effective Date Amendment”); and (c) a base prospectus dated February 22, 2019 and included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated February 10, 2020 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated February 13, 2020 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In this regard we have examined the following documents:

1.    The Underwriting Agreement.

2.    The Prospectus Supplement.

February 19, 2020

3.    The Post-Effective Date Amendment.

4.    The Indenture.

5.    The notation of guarantee representing the Guarantee of the Guarantors, dated February 19, 2020 (collectively, the “Guarantee”).

6.    The Registration Statement.

7.    The Base Prospectus.

8.    The Preliminary Prospectus.

9.    The global certificates representing the Notes.

10.    The Articles of Incorporation, the Bylaws and the corporate records of each Guarantor as filed in the minute book of such Guarantor.

11.    The records of the Office of the Secretary of State of the State of Nevada.

12.     The Certificate of Existence with Status in Good Standing for each Guarantor issued by the Office of the Secretary of State of the State of Nevada on February 6, 2020.

The documents described in 1 to 9 above are collectively referred to as the “Transaction Documents”.

In addition, we have examined the originals, or copies certified to our satisfaction, of the records of public officials and the records and certificates of the offices of each Guarantor as we deemed necessary as a basis for our opinions. In such examination, we have assumed the conformity with the originals of all documents submitted to us as copies, the authenticity of such documents and the genuineness and authorization of all signatures.

We have reviewed and our opinions are limited to the laws of: (a) the State of Nevada; and (b) the United States. Except as expressly stated in this opinion, we have not been called upon to review, nor have we reviewed, or to render any opinion regarding the laws of any other jurisdiction, or any federal securities laws or tax laws (including laws governing sales and use taxes) or regulations in connection with the transactions contemplated by the Transaction Documents, and, except as specifically stated in this opinion, we express no opinion whatsoever as to the effect such laws or regulations may have upon the transactions contemplated by the Transaction Documents.

Our opinions are subject to the following qualifications:

A.    We express no opinion as to any law other than the laws of the State of Nevada.

B.    This opinion is rendered as of the above date, and we do not undertake to advise you of any matters which may come to our attention after the above date which may affect the opinions expressed in this letter.

February 19, 2020

Based upon and subject to the foregoing, we are of the opinion that:

1.    Each Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Nevada and is in good standing under the laws of the State of Nevada.

2.    Each Guarantor has all requisite corporate power and authority to carry on its business as now conducted by it and to own its properties and assets.

3.     Each Guarantor has authorized the execution and delivery of the Guarantee to which it is a party and the Transaction Documents to which it is a party and the performance of its obligations under the Guarantee and the Transaction Documents to which it is a party. Each Guarantor has duly executed and delivered the Guarantee to which it is a party and the other Transaction Documents to which it is a party.

4.    No authorization, consent, permit, or approval of, other action by, filing with, or notice to, any governmental agency or authority, regulatory body, court, tribunal, or other similar entity having jurisdiction is required in connection with the execution and delivery by each Guarantor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby.

5.    The execution, delivery, and performance by each Guarantor of its obligations under each Transaction Document to which it is a party do not and will not breach or result in a default under:

(a)	its Articles of Incorporation and Bylaws, or

(b)	any law, statute, rule, or regulation to which it is subject.

This opinion is intended solely for the information and benefit of Hecla and its successors-in-interest, and is not to be relied upon by any other person or for any other purpose or quoted in whole or in part or otherwise referred to in any document filed or to be filed with any governmental or other administrative agency or other person for any purpose without the prior written consent of this firm unless compelled by applicable law.

We do not assume, and we explicitly disclaim, any responsibility to advise any person who is permitted to rely on any opinion expressed in this letter as specified in this paragraph of any change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter stated in or relating to this opinion letter. Accordingly, any person relying on this opinion letter at any time should seek advice of such person’s counsel as to the proper application of this opinion letter at such time.

We consent to the filing of this opinion with the Commission as an exhibit to Hecla’s Current Report on Form 8-K dated February 19, 2020 In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

                /s/ Erwin Thompson Faillers